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                                                                EXHIBIT 4(g)(ii)

                  AMENDMENT TO FINANCE AND SECURITY AGREEMENT

This Amendment to Finance and Security Agreement ("Amendment") is made by and between THE ACTAVA GROUP INC. (formerly known as Fuqua Industries, Inc.) ("Actava") individually, and on behalf of SNAPPER, a division thereof and ITT COMMERCIAL FINANCE CORP. ("ITT").

         WHEREAS, ITT and Actava entered into that certain Finance and Agreement dated October 23, 1992 ("Agreement");

         WHEREAS, ITT and Actava desire to amend the Agreement as provided herein.

         NOW, THEREFORE, for and in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ITT and Actava agree as follows:

         1. Section 8.26 is deleted and is amended to read in its entirety as follows

                 "8.26 Financial Covenants.

                          (a) Tangible Net Worth.  Actava shall at all times
                 maintain a Tangible Net Worth of at least One Hundred Sixty Five Million Dollars ($165,000.00).

                          (b) Debt to Tangible Net Worth.  Actava shall at all
                 times maintain a ratio of debt to Tangible Net Worth of not more than One and One Half to One (1.5:1).

                          'Tangible Net Worth' means the net book value of
                 assets less liabilities, plus Subordinated Debt in accordance with GAAP, excluding from such assets (i) all Intangibles,
                 (ii) the current balance of the Distributor Loans, and (iii) Actava's investment in Qualex, Inc. calculated in accordance with the net equity method of accounting, and excluding from such liabilities the Floorplan Guaranty obligations of Actava pursuant to Section 3.8 of this Agreement.

                          'Intangibles' means and includes (without duplication)
                 general intangibles (as that term is defined in the Uniform Commercial Code), advances and accounts receivable due from officers, directors, employees and stockholders, licenses, goodwill, prepaid expenses, covenants not to compete, franchise fees, organizational costs, research and development costs, and such similar items as may from time to time be determined in the reasonable discretion of ITT (including leasehold improvements net of depreciation and deposits the extent such items are material and separately identified in Actava's audited financial statements).

                          'Subordinated Debt' means the Indebtedness of Actava
                 under (a) the 9-1/2% Subordinated Debentures due August 1, 1998, issued pursuant to that certain Indenture dated as of August 1, 1973, between Actava and Chemical Bank, as Trustee;
                 (b) the 6-1/2% Convertible Subordinated Debentures due August 4, 2002, issued pursuant to that certain Indenture, dated as of August 1, 1987,

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                 between Actava and Chemical Bank, as Trustee; (c) the
                 9-7/8% Senior Subordinated Debentures due March 15, 1997, issued pursuant to that certain Indenture, dated as of March 15, 1977, between Actava and The Chase Manhattan Bank (National Association), as Trustee (d) the 10% Subordinated Debentures due October 1, 1999, issued pursuant to that certain Indenture, dated as of October 1, 1974, between National Industries, Inc. and First National City Bank, as Trustee; (e) the 6% Senior Subordinated Swiss Bank Bond due March 6, 1996, issued pursuant to that certain Prospectus, dated February 19, 1986, relative to Actava's issuance of Swiss Bank bonds in the authorized aggregate principal amount of $100,000,OOO; and (f) other Indebtedness subordinated to the Obligations pursuant to subordination terms reasonably acceptable to ITT. Except as may otherwise be provided above, for purposes of these financial covenant calculations, assets and current assets shall reflect appropriate deductions for depreciation, depletions, obsolescence, amortization, valuation, or other reserves according to GAAP."

         2. All references in the Agreement to "Fuqua Industries, Inc." and/or "Fuqua" shall be deemed references to Actava, of which Snapper remains a division.

         3. ITT hereby waives any non-compliance or default by Actava under the financial covenants set forth in Section 8.26 of the Agreement as in effect prior to the date of this Amendment for the period of June 1, 1993, through the date of this Amendment, provided that Actava's Tangible Net Worth shall have been at least $158,000,000.00, and Actava's ratio of debt to Tangible Net Worth shall have been not more than One and Two Tenths to One (1.2:1).

         4. Except as expressly modified or amended herein, all other terms and provisions of the Agreement will remain unmodified and in full force and effect and the Agreement, as hereby amended, is ratified, and confirmed by ITT and Actava.

         5. Except as otherwise defined herein, all capitalized terms will have the same meanings set forth in the Agreement.

         IN WITNESS WHEREOF, ITT and Actava have executed this Amendment as of the 27th day of September, 1993.


                                        ITT COMMERCIAL FINANCE CORP.

                                        By: /s/ Stephen C. Monahan
                                           -----------------------------
                                        Title: Vice-President
                                              --------------------------


                                        THE ACTAVA GROUP, INC.


                                        By: F. B. Beilstein
                                           -----------------------------
                                        Title:  Senior-Vice President
                                              --------------------------